Exhibit 99.1

LAS VEGAS, April 17th, 2024 (GLOBE NEWSWIRE) -- Auto Parts 4 Less Group Inc. (OTC: FLES) (“AutoParts4Less,” “the Company”), a technology-driven e-commerce leader in the automotive parts sector, is pleased to announce significant revenue growth following our strategic initiatives.

Christopher Davenport, CEO and Founder of Auto Parts 4 Less Group Inc., stated, "We are thrilled to report a significant increase in our revenue over the first quarter of this year. Our revenue climbed from $48,573 in January to $102,409 in March, marking an impressive growth of 111%. This success is primarily driven through our LiftKits4Less.com platform, which we reactivated just five months ago. Additionally, while our subsidiary, Auto Parts for Less Inc., reported a P&L net loss of approximately $5,500 for March, we are very close to achieving a break-even point, which is a testament to our efforts in controlling the burn rate."

Continuing with his statement, Mr. Davenport added, “These are unaudited figures from our internal bookkeeping, and as such, they will be fully audited and disclosed in upcoming filings with our public accounting firm. We remain committed to transparency and cautious optimism in our public disclosures as we continue to drive growth across all our platforms, including AutoParts4Less.com and LiftKits4Less.com.”

Investment and Future Outlook:

The leadership team remains focused on leveraging our blended revenue model and operational strategies to enhance shareholder value and customer satisfaction. We are excited about the future and are determined to maintain our momentum in the competitive auto parts market.

From January to mid-April, we continued to demonstrate strong performance, with total revenue reaching $56,668 through April 15, reflecting a growth of approximately 17% from January. This progress underscores our effective multi-channel strategy, primarily driven through LiftKits4Less, yet effectively extending across all our e-commerce platforms.

About Auto Parts 4 Less Group Inc.:

Auto Parts 4 Less Group Inc. (OTC: FLES) is a leading online marketplace for automotive parts, operating AutoParts4Less.com and LiftKits4Less.com. The Company is dedicated to providing a diverse range of high-quality automotive parts and accessories to customers in the jeep, truck, and off-road enthusiast market. With a focus on growth and innovation, Auto Parts 4 Less Group Inc. aims to be a top destination for automotive parts and accessories.

Forward-Looking Statements:

This press release may contain forward-looking statements that involve risks and uncertainties. These statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results may differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. Industry data provided herein is of no predictive value regarding the future sale of the Company’s products. No information in this press release should be construed as any indication whatsoever of the Company’s future financial results, revenues, or stock price.

Contact:

Christopher Davenport, CEO

Auto Parts 4 Less Group Inc.

Email: info@ap4less.com